UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 25, 2015
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FINJAN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
 ____________________

Delaware	000-33304	20-4075963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

122 East 42nd Street, New York, New York		10168
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 755-3320

(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 25, 2015, Finjan Holdings, Inc. (the “Company”), received the consent of the master landlord for a Sublease Agreement (the “Lease”), dated as of January 7, 2015, with Tribune Media Company (“Sublandlord”), pursuant to which the Company will sublease 7,203 square feet of office space located at 2000 University Avenue, Suite 600, East Palo Alto, CA 94303 (the “Premises”) from Sublandlord.   Beginning on the Sublease commencement date and through September 30, 2018 (such period, the “Term”), the Company will owe to Sublandlord an initial annual rent of $424,536, payable in monthly installments, unless earlier terminated by either party in accordance with the Lease.  The annual rental rate is subject to an approximately 3.0% increase each year.  Upon execution of the Lease, the Company delivered a letter of credit in the amount of $231,405 to be held and applied (or returned) in accordance with the Lease.  The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease.

A copy of the Lease is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

Effective March 1, 2015, the Company’s offices at 2000 University Avenue will become its new headquarters, with all operations and personnel at the existing Menlo Park office relocating to 2000 University Avenue prior to such time.  The Company’s New York office will cease to serve as headquarters as of the same date, with operations and personnel transitioning to 2000 University Avenue on June 30, 2015.   The Company will seek to sublease the Menlo Park office for the remaining duration of the lease.  Similarly, the Company will seek to sublease the New York office for the remaining duration of the lease, once the transition is complete.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
10.1	Sublease, dated January 7, 2015, by and between Finjan Holdings, Inc. and Tribune Media Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINJAN HOLDINGS, INC.

Date: February 25, 2015	By:	/s/ Philip Hartstein
Name: Philip Hartstein
Title: President & Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Sublease, dated January 7, 2015, by and between Finjan Holdings, Inc. and Tribune Media Company.